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                                                                   Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------

Aceto Corporation
1 Hollow Lane
Lake Success, NY 11042

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-38679, 333-90929 and 333-110653) of Aceto
Corporation of our reports dated September 6, 2006, relating to the consolidated financial statements for the year ended June 30, 2006, and the effectiveness of Aceto Corporation's internal control over financial reporting at June 30, 2006, which are incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated September 6, 2006 relating to the financial statement schedule, which appears in this Form 10-K.


BDO Seidman, LLP
401 Broadhollow Road
Melville, NY 11747

September 12, 2006